UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 24, 2009

ICOP DIGITAL, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-32560	84-1493152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16801 W. 116th Street Lenexa, Kansas		66219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 913-338-5550

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 24, 2009, ICOP Digital, Inc. (the Company) announced the appointment of Mickie R. Koslofsky, age 38, as its new Chief Financial Officer and Treasurer, effective March 23, 2009. Ms. Koslofsky is a licensed CPA with over 17 years experience in accounting, financial systems and analysis, budgeting/forecasting, reporting, and Sarbanes-Oxley Compliance.

Ms. Koslofsky most recently served as Accounting Manager for Cydex Pharmaceuticals, Inc from May, 2008 to October, 2008. She served as Senior Manager of Financial Reporting for Aptuit, Inc. from 2006 to May, 2008. From 2004 to 2005, she served as Senior Financial Analyst for DST Systems, Inc., and was responsible for preparation of financial statements and SEC reporting requirements. Prior to joining DST, Ms. Koslofsky was a Financial Analyst for Sprint Corporation from 1997 to 2004. She received her Bachelor of Science degree in Accounting from Montana State University and an MBA from Baker University. Ms. Koslofsky’s starting salary will be $100,000 per year. Subject to the approval of the Company’s Board of Directors, she will receive options to purchase 10,000 shares of the Company’s common stock at an exercise price equal to the closing market price as reported on Nasdaq on the date the options are granted, pursuant to the Company’s 2002 Stock Option Plan.

Ms. Koslofsky will replace Ms. January Miller, who has served as Interim Chief Financial Officer and Treasurer since February 5, 2009. Ms. Miller will continue to serve as a full-time staff accountant for the Company.

A press release related to the foregoing announcements is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Number	Description

99.1	Press release titled “ICOP DIGITAL ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER”, dated March 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICOP DIGITAL, INC.

March 24, 2009	By:	/s/ David C. Owen
Name: David C. Owen
Title: Chief Executive Officer